Exhibit (c) (5)


             FORM OF AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1 dated as of March 4, 1998 to the Agreement and Plan of Merger dated as of February 10, 1998 (the "Agreement") among Illinois Central Corporation, a Delaware corporation ("IC"), Canadian National Railway Company, a Canadian corporation ("CN"), and Blackhawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CN ("Merger Subsidiary").

         WHEREAS, the parties hereto desire to amend the Agreement as set forth below.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1.01. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement has the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Agreement as amended hereby.

         Section 1.02. Contingent Amendment of Section 2.02 of the Agreement.
(a) The parties hereto expressly agree that the amendments to Section 2.02 of the Agreement set forth in paragraphs (b) and (c) of this Section 1.02 shall only become effective at such time as (i) the Delaware Court of Chancery has entered an order approving the Settlement (as such term is defined in the Memorandum of Understanding dated as of February 27, 1998 among IC, the members of IC's Board of Directors, CN Merger Subsidiary and the plaintiffs in such Actions) and such order has been finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired and (ii) all of the other conditions precedent to the effectiveness of the Settlement shall have been satisfied.

         (b) (i) Subject to paragraph (a) of this Section 1.02, the proviso in the definition of "CN Average Closing Price" in Section 2.02(c) of the Agreement shall be amended in its entirety to read as follows:

         "; provided that if such average closing price is less than $41.50 then the CN Average Closing Price shall be $41.50 and if such average closing price is greater than $64.50 then the CN Average Closing Price shall be $64.50."

         (ii) Subject to clause (i) of Section 1.04 of the Agreement and to paragraph (a) of this Section 1.02, in the event that the average closing price of the CN Common Stock on the NYSE for the twenty trading day period ending on the second trading day prior to the date of the Effective Time shall have been less than $43.00, CN will promptly cause the Exchange Agent to send to each person who was a record holder of shares of IC Common Stock at the Effective Time the additional Merger Consideration such person would have received had the amendment referenced in clause (i) of this Section 1.02(b) been in effect immediately prior to the Effective Time.

         (c) Subject to paragraph (a) of this Section 1.02, a new paragraph (f) shall be added to Section 2.02 of the Agreement, as follows:

         "(f) if (x) the STB shall have (i) issued written notice disapproving the acquisition of control of IC by CN or (ii) advised CN of such a determination or (iii) imposed unacceptable conditions upon such acquisition of control and, (y) in the case of any of (i), (ii) or
         (iii), there is a subsequent disposition (a "Disposition") of the shares of capital stock of the Surviving Corporation held in the Voting Trust, CN will distribute or cause to be distributed to those persons whose shares of IC Common Stock were acquired by Merger Subsidiary pursuant to the Offer and to those persons who were record holders of shares of IC Common Stock at the Effective Time, an amount per share, without interest, equal to the quotient obtained by dividing (i) one-third of any "Net Profits" realized upon any such Disposition by
         (ii) the sum of (x) the number of shares of IC Common Stock acquired by Merger Subsidiary pursuant to the Offer and (y) the aggregate number of shares of IC Common Stock outstanding at the Effective Time. CN shall make all computations as to Net Profits and, absent manifest error, any such computation shall be conclusive and binding on the aforementioned persons.

         For purposes of this paragraph (f) the following terms shall have the meanings set forth below:

         "Net Profits" means the proceeds of any Disposition after deducting all Acquisition Costs, Carry Costs, Disposition Costs and Applicable Taxes.

         "Acquisition Costs" means all direct and indirect costs of CN, Merger Subsidiary, IC or any of their respective affiliates or the Voting Trust, associated with the acquisition of the shares of IC Common Stock pursuant to the Offer and the Merger, including, without limitation, the costs of CN relating to the establishment of the Senior Facilities (and any refinancing thereof) in connection with the Offer and the Merger, the costs of the STB application, together with the related costs of the application proceeding, fees and expenses of attorneys, financial advisors, experts, dealer managers, the depositary, the information agent, the exchange agent, accountants and consultants, and expenses for filing with the SEC, printing and mailing of any documentation related thereto (including, without limitation, the Offer Documents, the Form F-4 and the IC proxy statement) and all other associated costs and expenses.

         "Carry Costs" means all direct and indirect costs of CN, Merger Subsidiary, IC or of their respective affiliates or the Voting Trust, relating to the shares of IC Common Stock and/or shares of the Surviving Corporation, as the case may be, held in the Voting Trust during the period from the acquisition of any shares of IC Common Stock pursuant to the Offer through the date of any Disposition, including, without limitation, financing costs, costs of maintaining the Voting Trust, expenses of the trustee of the Voting Trust pursuant to the Voting Trust Agreement and any related expenses. The parties agree that financing costs shall be equal to an amount per annum equal to 10% (compounded daily) of the sum of (i) the product of (x) the aggregate number of shares of IC Common Stock acquired by CN and Merger Subsidiary pursuant to the Offer and the Merger and (y) the amount paid by Merger Subsidiary for each share of IC Common Stock acquired by it pursuant to the Offer and (ii) with respect to each IC Option converted into a CN Option pursuant to the Merger, an amount equal to the difference between the amount in sub-clause (y) and the exercise price of such IC Option.

         "Disposition Costs" means all direct and indirect costs of CN, Merger Subsidiary, IC or any of their respective affiliates or the Voting Trust, associated with any Disposition, including, without limitation, fees and expenses of attorneys, financial advisors, accountants and consultants, and expenses of any filing with the SEC, printing and mailing of any documentation related thereto.

         "Applicable Taxes" means the taxes incurred (determined on the basis of the highest marginal effective tax rate applicable at such time) by CN, Merger Subsidiary, IC and any of their respective affiliates or the Voting Trust in connection with the ownership, acquisition and disposition of shares of IC Common Stock and/or shares of capital stock of the Surviving Corporation, as the case may be.

         Section 1.05. Amendment of Section 10.01. A new paragraph (d) shall be added to Section 10.01, to read as follows:

         "(d) Merger Subsidiary shall have purchased shares of IC Common Stock pursuant to the Offer."

         Section 1.06. Amendment of Exhibit B to the Agreement. The first sentence of Section B.1. of Article 7 of Exhibit B to the Agreement is hereby replaced and amended in its entirety to read in full as follows:

         "Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law."

         Section 1.07. Amendment of Exhibit D to the Agreement. The first sentence of the final paragraph of Exhibit D to the Agreement is hereby replaced and amended in its entirety to read in full as follows:

         "The parties agree that any cross-references, section references or designations or schedule designations shall be deemed to be modified to reflect the modifications set forth in this Exhibit D, it being understood that the deletion, pursuant to this Exhibit D, of any provision of the Agreement that contains a definition of a term that is used in other provisions of the Agreement shall not result in the deletion of such term in such other provisions (unless such other provisions are also expressly deleted pursuant to this Exhibit D)."

         Section 1.08. Amendment of Section 12.03 of the Agreement. Section
12.03 of the Agreement is hereby replaced and amended in its entirety to read as follows:

         "Subject to Section 11.02, the representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement, except that (i) the provisions of Section 2.02, (ii) the covenants and agreements of IC contained in Sections 6.01 and 6.02 and (iii) the covenants and agreements of CN contained in Sections 7.06, 8.01, 8.02, 8.03,
8.07 and 9.03 shall survive the Effective Time and shall remain in full force and effect in accordance with their terms."

          Section 1.09. Representations of Each Party. Each party represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

         Section 1.10. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

         Section 1.11. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.1 to be duly executed by their respective authorized officers as of the day and year first above written.

                                            CANADIAN NATIONAL RAILWAY
                                                  COMPANY


                                            By:
                                               ---------------------------
                                               Name:
                                               Title:


                                            BLACKHAWK MERGER SUB, INC.



                                            By:
                                               ---------------------------
                                               Name:
                                               Title:


                                            ILLINOIS CENTRAL CORPORATION



                                            By:
                                               ---------------------------
                                               Name:
                                               Title: